Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2018 THIRD-QUARTER RESULTS

MONROE, Mich., Feb 20, 2018—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2018 third quarter ended January 27, 2018.

•                  Consolidated sales increased 6.1% to $413.6 million;

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® network increased 2.6%;

•                  Cash flow from operations was $40.0 million;

•                  The company returned $21.1 million to shareholders through dividends and share purchases; and

•                  Earnings per diluted share for the quarter were $0.25, including a $0.20 per share net charge related to tax reform and a $0.06 per share charge related to a previously announced legal settlement.

Sales for the fiscal 2018 third quarter were $413.6 million, up 6.1% compared with the prior year’s third quarter.  Operating margin was 8.0% in the third quarter of fiscal 2018 versus 8.6% in the fiscal 2017 third quarter.  The fiscal 2018 third quarter’s operating margin was reduced by 1.0% as a result of the charge for the previously announced settlement of a lawsuit regarding certain power products.

The company reported net income attributable to La-Z-Boy Incorporated of $12.1 million, or $0.25 per diluted share, which included a $0.20 per share net charge related to the 2017 Tax Cut and Jobs Act (tax reform) and a $0.06 per share charge related to the previously announced legal settlement, versus $23.3 million, or $0.47 per diluted share in the fiscal 2017 third quarter.

Sales in the company’s upholstery segment increased 6.0% to $321.0 million and the operating margin declined to 9.9% from 11.8% in last year’s third quarter.  The charge for the settlement of a lawsuit regarding certain power products reduced operating margin in the segment by 1.3% in the fiscal 2018 third quarter.   In the casegoods segment, sales increased 17.0% to $27.2 million and the operating margin increased to 10.3% from 6.8%. Sales in the retail segment increased 3.0% to $125.8 million for the third quarter and the segment’s operating margin increased to 5.6% from 5.2% in the prior-year period.  On the core base of 138 stores included in last year’s third quarter, delivered sales declined 1.1% versus the prior-year quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We experienced positive sales momentum for the quarter and, in addition to posting a 6.1% increase, each of our business segments operated at a high level during the period.   Additionally, the La-Z-Boy Furniture Galleries® store network posted its fourth consecutive quarterly written same-store sales increase.  The company also generated strong cash flow from operations enabling us to make the necessary strategic investments to grow our business in the dynamic marketplace and return value to shareholders.”

Darrow added, “In our upholstery segment, we are very pleased with the performance of our new duo™ product line which, thus far, is exceeding our expectations in the short time it has been on retail floors and is a testament to the innovative spirit that is the hallmark of our brand.  During the period, ongoing inflationary pressures for raw materials impacted the upholstery segment’s operating margin in November and December until our price increase became effective on delivered orders in January.  For the fourth quarter, raw material prices are not anticipated to be a drag on our margin as the full benefit of the price increase will be in effect on all sales.”

Darrow said, “Our casegoods business continues on an upward trajectory, with increased sales and earnings performance as the group expands floor space with retailers.  New, on-trend product collections are resonating with consumers and our supply chain is providing excellent service to customers with quick shipping on our best-selling groups.  In our retail segment, we opened one new La-Z-Boy Furniture Galleries® store during the quarter and acquired one store in Grand Rapids, Michigan, as part of our store build-out strategy.  For the quarter, the retail segment’s operating margin improved, resulting from an increase in the average ticket primarily driven by increased design services and custom orders.”

Darrow continued, “With a strong brand, a vast distribution system, including the vibrant and growing La-Z-Boy Furniture Galleries® store network, a best-in-class global supply chain and a healthy balance sheet to support new initiatives, La-Z-Boy is pursuing a dual growth strategy to drive organic growth with our core consumer while attracting a new and younger consumer through our multi-faceted e-commerce approach.  We are optimistic about the many opportunities that exist through our comprehensive strategy and look forward to growing our business with a new consumer group that exhibits different buying characteristics than the core La-Z-Boy consumer.  La-Z-Boy will continue to evolve as we make strategic investments to drive growth and profitability in an ever-changing environment.”

FISCAL 2018 PROJECTED* STORE ACTIVITY

	Total FY17	New	Closed	Acquired	Total FY18	Remodel	Relocation
Company-owned	143	6	(4)	1	146	—	—
Dealer-owned	204	4	(3)	(1)	204	7	4
Total	347	10	(7)	—	350	7	4

2017 Tax Cuts and Jobs Act

Our results for the third quarter of fiscal 2018 included a $0.20 per share net charge related to tax reform, or $9.5 million. This included a $9.8 million charge for the provisional re-measurement of certain deferred taxes and related amounts, a provisional $1.9 million of income tax expense for the estimated effects of the transition tax on the deemed repatriation of foreign earnings, and a benefit of $2.2 million primarily related to the lower blended federal tax rate. Based on our current interpretation of the tax reform legislation, we made reasonable estimates to record provisional adjustments during the third quarter of fiscal 2018. Since we are still accumulating and processing data to finalize the underlying calculations and expect regulators to issue further guidance, among other things, we believe our estimates may change. We will continue to refine such amounts within the measurement period allowed, which is not to extend beyond one year of the enactment date.

Balance Sheet and Cash Flow

During the quarter, the company generated $40.0 million in cash from operating activities.  La-Z-Boy ended the quarter with $135.3 million in cash and cash equivalents, $35.4 million in investments to enhance returns on cash, and $2.4 million in restricted cash.  During the quarter, the company had $7.8 million in capital expenditures, paid $5.7 million in dividends, and spent $15.4 million purchasing 0.5 million shares of stock in the open market under its existing authorized share purchase program, leaving 7.0 million shares of purchase availability in the program.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 21, 2018, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #10442.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment, including new or increased duties and termination or renegotiation of the North American Free Trade Agreement; (j) adoption of new accounting principles; (k) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure or transport fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the ability to increase volume through our e-commerce initiatives; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2017 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings .  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy upholstery segment companies are England and La-Z-Boy. The casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned retail segment includes 147 of the 350 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 350 stand-alone La-Z-Boy Furniture Galleries® stores and 532 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.